U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Utah Clay Technology, Inc.
                 (Name of small business issuer in its charter)

     Utah                             1400                          87-0520575
--------------            ----------------------------            --------------
  (state of               (Primary Standard Industrial            (IRS Employer
incorporation)             Classification Code Number)              I.D. Number)


                              3985 South 2000 East
                            Salt Lake City, UT 84124
                                  801-424-0223
             -------------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                                 Dennis S. Engh
                              3985 South 2000 East
                            Salt Lake City, UT 84124
                                  801-424-0223
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
              Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                      201 Robert S. Kerr Avenue, Suite 1000
                             Oklahoma City, OK 73102

     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

    Title of                          Proposed      Proposed
   each class                          maximum       maximum
  of securities         Amount        offering      aggregate        Amount of
     to be              to be          price        offering       registration
   registered         registered      per unit       price              fee
--------------------------------------------------------------------------------
  Common Stock         590,000          (1)            (1)            $103(1)
================================================================================

(1) These 590,000 shares are to be offered by three selling shareholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.5 and an ask price of $0.656 on March 30, 2000 on the OTC Bulletin Board. Reg. 230.457(c).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                           UTAH CLAY TECHNOLOGY, INC.

                         590,000 Shares of Common Stock

      590,000 shares of Common Stock are being offered by three selling security holders, Dennis S. Engh, James Groscost and the law firm of McKay, Burton and Thurman, all of Salt Lake City, Utah. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions. Mr. Engh is the chief executive officer and a director of the company.

     The selling security holders will offer the 590,000 shares from time to time in the over-the-counter market through brokers at fluctuating market prices. They may also offer the shares in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.


                            -------------------------

               Our Common Stock trades on the OTC Bulletin Board.
                          Its trading symbol is "UTCL".

                            -------------------------





The purchase of these shares involves     Neither the Securities and Exchange
a high degree of risk.  See "Risk         Commission nor any state securities
Factors" beginning on page 1.             commission has approved or disapproved
                                          these securities or determined if this
                                          offering memorandum is truthful or
                                          complete.  Any representation to the
                                          contrary is a criminal offense.




                           Utah Clay Technology, Inc.
                              3985 South 2000 East
                            Salt Lake City, UT 84124
                             Telephone 801-424-0223

                                  April _, 2000

                                TABLE OF CONTENTS

                                                                            Page

Summary .................................................................     1
        The Company .....................................................     1

Risk Factors ............................................................     1
        Utah Clay's mines are not in commercial
               production ...............................................     1
        Utah Clay requires, but does not have,
               approximately $15 million to achieve
               its business plan ........................................     2
        Our estimates of profits to be derived from
               future mining operations are not based
               on actual experience .....................................     2
        The loss of one or more of our executive and
               operating officers could have a
               materially adverse effect on our company .................     2
        The market for our common stock is poorly
               developed.  Purchasers of the securities
               offered herein should anticipate a
               thin but volatile market .................................     2

Use of Proceeds .........................................................     2

Determination of Offering Prices ........................................     3

The Selling Security Holders ............................................     3

Plan of Distribution ....................................................     4

Legal Proceedings .......................................................     5

Directors, Executive Officers, Promoters and
        Control Persons .................................................     5

        Significant Consultants and Other Personnel .....................     7

Securities Ownership of Certain Beneficial
        Owners and Management ...........................................     8

Description of Securities ...............................................     8
        Common Stock ....................................................     9
               Voting Rights ............................................     9
               Dividend Rights ..........................................     9
               Liquidation Rights .......................................     9
               Preemptive Rights ........................................     9
               Registrar and Transfer Agent .............................     9
               Dissenters' Rights .......................................     9
        Preferred Stock .................................................     9
        Series A Preferred Stock ........................................    10

Interest of Named Experts and Counsel ...................................    10

Indemnification .........................................................    10

Description of Business .................................................    11
        Business Development ............................................    11
        Utah Clay's Business ............................................    12
        Utah Caly's Properties ..........................................    12
        Kaolin ..........................................................    12
        The Mineral Deposits ............................................    13
               Processing the Kaolin ....................................    13
        Principal Products ..............................................    14
               The Paint Market .........................................    15
               The Ceramics Market ......................................    16
               The Cement Market ........................................    16
        Distribution Methods ............................................    16
        Competitive Conditions in the Industry ..........................    17
        Our Competitive Position Within the Industry ....................    17
        Source and Availability of Raw Materials ........................    18
        Dependence of One or a Few Major Customers ......................    18
        Patents .........................................................    18
        Government Approval of Principal Products .......................    18
        Government Regulations ..........................................    19
        Research and Development ........................................    19
        Costs and Effects of Complying with
               Environmental Laws .......................................    19
        Employees .......................................................    19
        Reports to Security Holders .....................................    20

Plan of Operations ......................................................    20
        Working Capital Requirements ....................................    20
        Product Research and Development During
               the Next Twelve Months ...................................    21
        Additional Employees ............................................    21

Description of Property .................................................    21
        Location and Means of Access to the
               Properties ...............................................    21
        Description of Our Title ........................................    22
        History of Operations ...........................................    24
        Present Condition of the Properties .............................    25
        Plant and Equipment .............................................    26
        Rock Formations and Mineralizations .............................    26

Certain Relationships and Related Transactions ..........................    26

Market for Common Equity and Related
        Stockholder Matters .............................................    28

        Holders .........................................................    28
        Dividends .......................................................    28

Penny Stock Regulations .................................................    29

        The Penny Stock Suitability Rule ................................    29
        The Penny Stock Disclosure Rule .................................    30
        Effects of the Rule .............................................    30
        Potential De-Listing of Common Stock ............................    30

Executive Compensation ..................................................    31
        Stock Options ...................................................    31
        Directors .......................................................    31
        Employment Contracts ............................................    31

Changes in and Disagreements With Accountants on
        Accounting and Financial Disclosure .............................    32

Legal Matters ...........................................................    32

Additional Information ..................................................    32

Financial Statements ....................................................    32

                                     SUMMARY

        The  Company.   Our  company,   Utah  Clay   Technology,   Inc.,  is  an
        ------------
exploration-stage mining corporation organized to mine, process and market pigments from ore bodies under our White Mountain and Oro Blanco Mountain leases and three other properties under option to lease to us. All properties are in the State of Utah.

        Laboratory tests conducted by independent laboratories have determined that our properties, to the extent drilled and analyzed to date, contain highly commercial mineral composition of hydrothermal kaolin, a white aluminum silicate, with smaller inclusions of alunite, a white potassium aluminum sulphate and white amorphous opaline silica. The commercial deposits occur in beds ranging in thickness from 15 feet to more than 125 feet with typical widths of 400 feet and up to 1,500 feet in length.

        Independent laboratory studies and 200 tons of our processed kaolin have demonstrated the equivalence or superiority of the kaolin deposits on our properties to those currently in commercial production in Georgia and elsewhere in the U.S. Once development and production are commenced, our primary product line will consist of the following materials:

               o Hydrous (uncalcined) and calcined white pigments for paints and plastics;

               o       Main ingredient in high-end ceramics; and

               o Reinforcing components in high strength cements being federally mandated for roads, bridges and building substructures.

                                  RISK FACTORS
                                  ------------

        The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

        Utah Clay's mines are not in commercial production.

               The efforts of our founders and then of our company after its incorporation in 1994 have been to locate the principal kaolin deposits in Utah, place them under lease, conduct exploratory mining for property appraisal purposes, and test the extracted minerals both in the laboratory and with commercial buyers. We have no revenues.

        Utah Clay requires, but does not have, approximately $15 million to achieve its business plan.

               We will be able to commence commercial operations with approximately $3 million in additional equity or debt capital. These operations would utilize nearby processing plants not owned by us. An additional $12 million will be required to build our own processing plant, which would realize for us the greatest profit from operations.

               We have not identified the sources for these capital needs.

        Our estimates of profits to be derived from future mining operations are not based on actual experience.

               Until actual mining operations commence, there can never be assurance in the mining business that conditions encountered beneath the surface will be as expected. Costs in excess of estimated costs could be encountered, and our estimates of profits could be adversely affected by unknown conditions.

        The loss of one or more of our executive and operating officers could have a materially adverse effect on our company.

               We depend greatly on the day-to-day services of Dennis S. Engh, our chief executive officer; Thomas F. Harrison, a vice president; and Carmen J.
(Tony) Lotito, director of marketing. They currently serve without receiving a monthly salary check. It could be difficult to replace any of them unless the company obtains the liquid resources to pay salaries.

        The market for our common stock is poorly developed. Purchasers of the securities offered herein should anticipate a thin but volatile market.

               There are many days when our common stock does not trade at all in the over-the-counter market. The spread between the quoted bid and ask prices is usually great. The stock has never traded above $5, the price required to remove certain trading requirements imposed on Bulletin Board "penny stocks." Until these trading requirements are removed, many brokerage firms will not allow their brokers to recommend our stock for purchase by their customers.

                                 USE OF PROCEEDS

        All proceeds from the sale of the 590,000 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.

                        DETERMINATION OF OFFERING PRICES

        Each of the selling security holders proposes to sell the shares offered herein primarily through broker-dealers at prevailing market prices. They may also offer the securities in private transactions at negotiated prices.

                          THE SELLING SECURITY HOLDERS

               There are three selling security holders of the 590,000 shares of common stock of Utah Clay offered hereby - Dennis S. Engh, 500,000 shares; James Groscost, 10,000 shares and the law firm of McKay, Burton and Thurman, 80,000 shares

                  Dennis S. Engh has been a director and the chief executive officer of Utah Clay Technology since its organization in 1994. All of the company's mining leases and options to acquire mining leases were acquired from entities under the direct control and partial ownership of Mr. Engh and other members of his family.

                 James Groscost is the owner of a trucking company in the Salt Lake City, Utah area. He is not affiliated with Utah Clay.

               McKay, Burton and Thurman is a Salt Lake City, Utah law firm that has represented Utah Clay in many matters over the past several years. It is not affiliated with Utah Clay.

                The selling security holders' ownership of the company's common stock, both before and after the offering, is as follows:

                                                                        Percent
        Selling Security Holder                     Amount              of Total
        -----------------------                    -------              --------

        Dennis S. Engh:
        --------------

         Owned now                                 4,641,197              19.89

         Owned after sale of
         500,000 shares offered
         herein                                    4,141,197              17.75

        James Groscost:
        --------------

          Owned now                                   10,000               0.04

          Owned after sale of
          10,000 shares offered
          herein                                          0                   0

        McKay, Burton & Thurman:
        -----------------------

          Owned now                                   80,000               0.34


          Owned after sale of
          80,000 shares offered
          herein                                           0                  0

                              PLAN OF DISTRIBUTION

        Each of the selling security holders may effect sales from time to time in transactions in the over-the-counter market at market prices prevailing at the time of sale or in negotiated transactions at negotiated prices. Sales could be made at fixed prices which each could change.

        Each of the selling security holders may effect such transactions by selling the securities directly to a purchaser, through broker-dealers acting as agents or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

        The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

        With respect to the plan of distribution for the sale by the selling security holders as stated above,

        o to the extent that the securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would need to be set forth in this Prospectus;

        o      if  the  securities  are  sold  in  block  transactions  and  the
               purchaser  wishes  to  resell  the  securities  purchased,   such
               arrangements would need to be described in this Prospectus; and

        o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

        The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                                LEGAL PROCEEDINGS

        Neither Utah Clay Technology nor any of its property is a party to or the subject of a pending legal proceeding.

        The company is unaware of any proceeding that a governmental authority is contemplating that would involve the company or any of its property.

        The company is unaware of any material proceeding to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, or security holder is a party adverse to the company or has a material interest adverse to the company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        A list of the current officers, directors and significant consultants appears below. The directors of the company are elected annually by the shareholders. The officers serve at the pleasure of the Board of Directors. The directors do not receive fees or other remuneration for their services.

                                                                       Position
                                                                         Held
              Person                            Office                   Since
     --------------------------   ----------------------------------   ---------

     Dennis S. Engh, 60           President and Director                  1994

     Thomas F. Harrison, 48       Vice President and Director             1994

     Daniel H. Engh, 49(1)        Vice President and Director             1994

     Darin D. Engh, 29(2)         Secretary, Treasurer and Director       1994

     Carmen J. (Tony) Lotito, 55  Director of Marketing and Director      1994

     Robert F. Conley, Ph.D., 65  Consultant                              1994
        -------------------------

        (1)    Daniel H. Engh is the brother of Dennis S. Engh.

        (2) Darin D. Engh is the son of Dennis S. Engh and the nephew of Daniel H. Engh.

        Dennis S. Engh.  Mr. Engh studied botanical science and  business at the
        --------------
University of Utah. After college he became the manager for Engh Floral Corporation, a family-owned business, advancing to president over a ten-year period. In 1981 he became president of Dienco Oil Development, Inc., an oil well development company later purchased by a company in Texas. In 1986 he became president of The Clothes Link, a seven-store women's clothing store system in Utah. From 1985 to 1990 he also supervised all land acquisition for industrial minerals for Pioneer Minerals, Inc., a Utah corporation. He then became president of that company. During that same period he also organized and operated a landscape and grounds maintenance business which performed contract work in Utah, Idaho and Nevada. He organized Utah Clay Technology in 1994 and has served as its president since its organization.

        Thomas F. Harrison.  Mr. Harrison received a bachelor of  science degree
        ------------------
in biology  in 1972  and a  master's of  business administration degree from the
University of Utah in 1988. He was a microfilming supervisor for Mineral Records, Inc. from 1976 to 1979. He served as the executive vice president and the director of program development for CompHealth, Inc. from 1980 to 1992. In this capacity he supervised the operations of 200 persons in three offices. There were approximately 300 physicians working for the company at any one time. Since 1995 Mr. Harrison has been president of Buffalo Energy Corp., which develops energy projects for Indian Nations.

        Daniel H.  Engh.  Mr.  Engh  received a  bachelor  of science  degree in
        ---------------
accounting from the University of Utah in 1973. Upon graduation he joined the Engh Floral Corporation where he managed the accounts, payroll, receivables and handled tax matters. He trained personnel in numerous phases of accounting and supervised a staff of 130 persons in this $3 million-a-year business. In 1984 he became controller and buyer for Della's Flower & Gifts, Inc. He than joined the staff of The Clothes Link where he was responsible for lease negotiations, personnel and overseeing various store operations. In 1988 he became the secretary and treasurer for Pioneer Minerals, Inc. and was in charge of all accounting costs, controls, lease procurement and title operations. Since the formation of that organization Mr. Engh has been active in the field work, exploration and assessment of industrial minerals in the State of Utah. Mr. Engh has served since 1985 as a tax audit manager for the Utah Tax Commission.

        Darin D. Engh.  Darin D. Engh is  President  of Engh  Flowers,  Inc.,  a
        -------------
retail and wholesale garden center and nursery stock outlet which was organized in 1990, expanded to four locations along the Wasach Front of Utah, has 40 employees, and has gross annual sales today of approximately $1 million. Mr. Engh has received a bachelor of science in political geography at the University of Utah.

        Carmen J. (Tony) Lotito.   Mr. Lotito  received  a  bachelor  of science
        -----------------------
degree in accounting in 1967 from the University of Southern California. He joined the accounting firm of Pannell,

Kerr, Forester & Co. as the senior accountant in charge of management and audit services for that company's San Diego, California office. In 1974 he formed his own management and financial services organization. In this respect, he provides direct management assistance and consulting financial services to oil and gas industry clients, retail operations, and food manufacturing and distribution companies. In 1988 he joined ConAgra, Inc. in San Antonio, Texas where he oversaw research and development, sales and marketing of specialty products under development. In 1994 he joined Utah Clay Technology and has served and still serves as its director of marketing.

Significant Consultants and Other Personnel.
-------------------------------------------

        Robert F. Conley, Ph.D.. Dr. Conley acts as a consultant to the company.
        -----------------------
He  received a bachelor  of science  degree in  chemistry,  a masters of science degree in electro-chemistry and a doctor of philosophy degree in inorganic chemistry and mineralogy, all from Indiana University. He was employed for four years at the Indiana Geological Survey in evaluating industrial minerals and development technologies. Then, he joined the Georgia Kaolin Company and was in charge of research into high technology processes, electrochemical studies, and research into a variety of new products. At the request of the Engineering Conference, he developed a series of lectures on the mechanics and chemistry of delamination grinding. He continues to give annual seminars in the U.S. and in Europe on this topic. In 1974 Dr. Conley formed Mineral and Resource Technology with three other scientists to perform contract research on minerals and to develop new products, especially pigments. He is the author of approximately 30 patents on mineral and specialty material systems, their process of generation and separation. He is the coauthor of two books on industrial fine grinding and chemical treatment of mineral systems for Polymer Corporation. In 1977 Dr. Conley developed the electric process for producing ultra high purity solder now used by most electronic circuit board manufacturers in the U.S. From 1978 through 1981 Dr. Conley worked under contract by the Federal Power Commission in Mexico to design a system and to work with the mineral reserves in Mexico to produce alumina and aluminum metal from low-grade mexican ores. Dr. Conley is active in the general area of high technology and has been an annual guest lecturer for 15 years for the chemistry department at Kent State University on mineral pigment development, dispersion techniques and other aspects of pigment processing for the paint, plastics and polymer industries.

        No executive officer, director, person nominated to become a director, promoter or control person of the company has been involved in legal proceedings during the last five years such as bankruptcy, criminal proceedings (excluding traffic violations and other minor offenses), or proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

        The table below sets forth the beneficial ownership of securities of the company by the officers and directors, individually, and as a group, and each person who is known to the company to be the beneficial owner of more than five percent of any class of the company's voting securities:

                                                          Shares of
                                  Shares of                Series A
                                 Common Stock  Percent  Preferred Stock  Percent

Dennis S. Engh                    4,641,197      19.8        27,180        32.0
Thomas F. Harrison                4,555,592      19.5        51,037        60.2
Daniel H. Engh                    4,786,307      20.4             -           -
Carmen J. (Tony) Lotito           2,447,492      10.4         6,600         7.8
Darin D. Engh                       100,000       0.4             -           -
Robert and Jeannette Nelson(1)    1,312,500       5.6             -           -
Officers and Directors as a
group (5 persons)                16,530,588      70.6        84,817       100.0

------------------------

(1)     Jeannette Nelson is the sister of Dennis S. Engh and
        Daniel H. Engh and the aunt of Darin D. Engh.

        There are no arrangements which may result in a change in control of the company.

                            DESCRIPTION OF SECURITIES
                            -------------------------

        The company is authorized to issue 30 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 23,421,874 shares of Common Stock and 84,817 shares of Preferred Stock are fully paid and nonassessable.

Common Stock
------------

        Voting  Rights.  Holders of shares of Common  Stock are  entitled to one
        --------------
vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

        Dividend  Rights.  Holders  of record  of  shares  of  Common  Stock are
        ----------------
entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

        Liquidation Rights.  Upon any liquidation,  dissolution or winding up of
        ------------------
the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's Preferred Stock.

        Preemptive Rights.   Holders of  Common Stock do not have any preemptive
        -----------------
rights to subscribe for or to purchase any stock, obligations or other securities of the company.

        Registrar and Transfer Agent. The company's registrar and transfer agent
        ----------------------------
is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

        Dissenters'  Rights.  Under current Utah law, a shareholder  is afforded
        -------------------
dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's certificate of incorporation.

Preferred Stock
---------------

        The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. Some 84,817 shares of Series A Preferred Stock have been issued.

        The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

Series A Preferred Stock
------------------------

        The company has issued 84,817 shares of Series A Preferred Stock at $5.00 a share for a total of $424,085, which stock (i) is entitled to annual dividends of $0.50 a share payable only from earnings of the company and cumulative if payable but missed, (ii) is non-voting, (iii) does not carry preemption rights and (iv) is preferred over the company's Common Stock in the event of the liquidation and dissolution of the company. The Series A Preferred Stock is neither convertible into Common Stock nor redeemable at the option of the holder but is redeemable at the option of the company.

        There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

        Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 764,194 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                 INDEMNIFICATION

        Under Utah corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

        With  respect  to  any  criminal   action  or  proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

        In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

        To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Utah law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

        Indemnification and payment of expenses provided by Utah law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Utah corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

        As a result of such corporation law, Utah Clay may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Business Development

        Utah Clay Technology, Inc. was incorporated on March 1, 1994 in the State of Utah. Since its organization it has been engaged in the process of locating the principal kaolin deposits in Utah, obtaining the legal right to mine these deposits, conducting exploratory mining operations, testing the extracted minerals in the laboratory and selling samples of the processed form of our kaolin to commercial companies for market evaluation. We have financed these activities by the sale of capital stock for money, advances by shareholders and by the exchange of capital stock for services rendered to the company and for the company's mining properties.

Utah Clay's Business

        Utah Clay Technology has the right to mine, extract and sell an industrial mineral called kaolin from two properties containing kaolin in western Utah. It also owns options to acquire leases on three other properties in central and western Utah.

Utah Clay's Properties

        We own two leases and have options to acquire three other leases from affiliated companies and from the founders of the company. The names of the properties and the nature of our ownership are set forth below:

                                            Nature of
        Property Name                       Our Ownership
        --------------                      ---------------

        White Mountain                      Lease
        Oro Blanco                          Lease
        Kimberly                            Option to Lease
        Koosharem                           Option to Lease
        Topaz                               Option to Lease

        The above properties are located in western and central Utah, near the Union Pacific rail lines and interstate trucking routes I-70 and I-15.

        The geology that created the Utah deposits is unusual. Kaolin deposits in Utah were formed by hot acidic solutions being forced up through fault lines to strongly alter the volcanic tuffs. They solidified into veins. The highest concentrations of hydrothermal kaolin occur on either side of the center section of these veins.

        The overburden at our lease sites is minimal. The kaolin is just a few feet below the surface. The veins are wide and have the potential for a consistent quality throughout.

        Mining can be done with an excavator. The clay from the ground is similar to a hard chalk, so the need to blast is rare. The trucks can be loaded directly from the excavator.

        The brightness of the kaolin directly from the ground is a G.E. brightness of 80 to 94 on a scale of 0-100. Grinding raises the brightness of the kaolin on the lower end of the scale. There is also an undertone bluish color, which makes the clay brighter to the eye. This means that very little has to be done to the clay in the processing, besides grinding, to meet the brightness required by the market.

Kaolin

        Kaolin is a clay in the form of hydrated aluminum silica. It is commonly known as "china clay". Kaolin is an industrial mineral used primarily as an inert filler. Customers combine it with other raw materials, called formulations, and have developed over 600 different applications. The largest single application is for coating paper to hide the pulp strands and to give it a gloss finish. Another major use is in the paint industry as an extender to reduce the amount of titanium dioxide needed to reflect light. Kaolin is also used in refractory clays, plastics, ceramics, rubber and fiberglass.

        The total market for kaolin use worldwide is about 31 million tons per year. The market has grown at an average of four percent per year.

        The United States is the largest single producer of kaolin in the world. Currently, ninety percent of the U.S. production comes from deposits in Georgia and South Carolina. It has been mined from this area for over 90 years. Most of the standards for the world industry are based on the kaolin from this area. The characteristics of the clay from Utah will be compared to these standards.

The Mineral Deposits

        There appear to be two major deposits of kaolin in western Utah. These deposits are located west of Milford, Utah. The area was drilled extensively in the 1960s by a consortium of companies that were looking for alunite, which is a cousin mineral to kaolin. Their interest was to mine the alunite as a low grade aluminum ore. They discovered what appear to be extensive deposits of both alunite and kaolin.

Processing  the Kaolin.  The  differences  in the Utah  deposits and the Georgia
----------------------
deposits that set the world standards require us to process the kaolin in a way different than the way Georgia deposits are processed. Our process does not address brightness, because of the natural high brightness of the Utah ore. However, the solidification of the original hydrothermal solutions requires more grinding to attain the desired particle sizes.

        The process is as follows:

        o The ore is put into a primary crusher to reduce the size of the large chunks. A second crusher takes the ore stream to reduce the size to about two inches in diameter for the grinder feeds.

        o The output of the second grinder is put into a dryer to remove any excess water. The output of the dryer is split into two streams.

        o The feed is sent to a roller mill. This mill reduces the size of the feed to a (minus) -325 mesh, a portion of which is -5 microns and -10 microns. This makes up some of the uncalcined clay stock and goes to the bagger. Each of the mills has a classifier associated with it. The classifier separates out the various particle sizes by an airstream blown into a cyclone chamber.

        o The remainder of the over -10 microns output from the roller mill goes to a jet mill. This mill reduces the particle size to the -5 and the -2 micron size for commercial use. It uses high temperature and high-pressure steam to increase the efficiency of the process.

        o Part of this stream is fed to the calciner, and the rest is bagged as high-end uncalcined product.

        o      The calciner output is cooled and sent to the bagger.

        The advantage of this process is that it is a completely dry process. This makes it cheaper to operate than the processes employed in Georgia, and the initial capital cost is relatively low. The process also eliminates the environmental impacts of wastewater disposal.

        The final output is a range of calcined and uncalcined clays of varying particle sizes. The process line is flexible enough to vary the amounts of the product mix to meet market demand.

        The company's process was first developed on a laboratory scale and then was refined at the pilot plant scale with a number of equipment manufacturers. The complete process has been run on a full production scale basis. A number of tons of the uncalcined clay have been delivered to satisfied users.

        There are processing plants in Utah and surrounding states available to do the needed grinding and classifying. Eventually, Utah Clay will need its own plant to make all the products that it needs in the proper proportions.

Principal Products

        The nature of the deposits in Utah defines the products that this kaolin is best suited for. Utah kaolin has different characteristics than Georgia kaolin. A number of characteristics are tested in kaolin. The most important are the particle size and the brightness. The smaller the particle size, the more costly it is and the greater the number of uses it has. The best grades of kaolin have a median particle size of two microns. One micron is the size of the particles in cigarette smoke. There are grades of "less than 5 microns", "less than 10" and so on. Each grade has different applications.

        The brightness characteristic is a measure of the amount of light that the kaolin reflects back to the measuring instrument. The scale is called the "G.E. Brightness Scale" and ranges from 1 to 100. Most kaolin applications require a brightness number over 87. 95 on the brightness scale is a high number for calcined kaolin clay.

        Once the kaolin is mined, it must be processed to meet the standards of the particular target industry.

        There are two broad groups of processed kaolin clays, calcined and uncalcined. Calcination is the process of heating the small particles of kaolin to about 1800 degrees Fahrenheit for about 45 minutes. This process "pops" the structure of the kaolin molecule and increases the surface area. The brightness goes up. The reflective characteristics are increased. This makes it especially valuable to the paint industry. Chemists are able to take advantage of its new structural properties and increase the uses for calcined clay. These added values command a higher price that more than offsets the increased processing costs.

        The uncalcined clays also have characteristics that make them valuable as extenders in paints and fillers in other industries. A feature of the structure of the kaolin clays is that it forms platlets. These platlets act together to effectively reflect the light in a paint formulation.

        Utah kaolin is naturally very bright. Through processing, it becomes a high quality calcined and uncalcined paint filler. The particle size can be ground to any size that is required by the end user. These characteristics allow Utah kaolin to be processed into high quality products for several markets.

The  Paint  Market.   We  have  chosen  to  focus  on  the  paint  market.   The
------------------
characteristics of Utah kaolin fit well the needs of paint formulations. Its high brightness coupled with a blue undertone makes it ideal as an extender in paint. Titanium dioxide is used in paint as an opacity agent. It is quite expensive, and manufacturers keep its use to a minimum. The calcined clays are the best extenders, but the uncalcined clays also have a role. The Utah uncalcined clays are of sufficient quality that they can, in certain formulations, compete directly with the Georgia calcined clays.

        The amount of kaolin used in paint in the United States is about 1,000,000 tons a year. An additional 1,000,000 tons of calcined clay for other applications are also sold in the United States each year. Canada and the Far East are significant users of kaolin clays.

        The prices of uncalcined clay vary from $125 to $275 a ton f.o.b. the plant. The price depends on the brightness and the particle size. Calcined clays range in price from $300 to $800 a ton.

        The  processing   cost   advantage   ranges  from  $50  a  ton  for  the
high-particle size uncalcined clay to $100 for the finer uncalcined clays and the calcined clays.

        The cost to rail the clay from Georgia to the West Coast is about $90 a ton. The freight cost from Utah is $30 a ton. This gives our company a $60 freight advantage over Georgia clay with regard to the West Coast. We have about a $25 a ton freight advantage for rail shipments to Midwest paint companies.

        Thus, our first concentration for sales efforts will be to those paint companies where we have both a processing advantage and a freight cost advantage.

        Our second area of emphasis will be to the large, growing market in the Pacific Rim. Utah clay should be appealing to these markets because of its high quality and our ability to sell it at a lower price because of the freight advantage.

The  Ceramics  Market.  We are  planning  to  conduct  studies  with a  products
---------------------
consultant and with Alfred University in New York to test Utah clay for use in the ceramics market. Initial indications are that it would be quite competitive with the clay now being used. Most of the market for ceramics in the U.S. is in New England, and the clay for the high-end segment of this market comes from New Zealand. Utah clay will compete in terms of quality and will certainly do much better than the New Zealand competition in terms of freight costs.

The Cement Market.  Utah Clay is developing a partially calcined product for use
-----------------
in the cement market. There are certain high strength cements mandated to be used in certain amounts in the construction of roads, bridges and other uses. The partially calcined kaolin from the Utah deposits can be added to this high strength cement to make it more reactive. This means that the cement will set up faster and be usable to the contractors sooner. This is a major advantage in the overall cost of a project.

Distribution Methods

        Our marketing of the kaolin products directly to customers will be done through independent distributors. These distributors contact the customers, make the sale, take possession of the product, pay the producer, warehouse it and deliver it to the customer. They then collect the payment from the customer. The cost for this service is typically a 10% commission. Each of these distributors handles a line of industrial minerals and chemicals. They are already selling products to our targeted customers and are positioned to add our kaolin products to their sales mix.

        Utah Clay has five different distributors. They cover the main markets in the United States and could introduce our products to the Pacific Rim markets. They are familiar with our product line and have delivered our products to some of their clients. Our products were well received. We have experts available that will support the distributors with technical assistance to help with individual customers' specific concerns.

Competitive Conditions in the Industry

        Historically, 80 to 90 percent of kaolin products consumed in the world have come from Georgia and South Carolina. A few large companies have provided the kaolin and have strong, entrenched, competitive positions. The four largest U.S. producers and their respective portions of a total 80% market share are approximately as follows:

               (1)    IMETAL, SA (NYSE)                   43%
               (2)    Englehard (NYSE)                    14%
               (3)    J.M. Huber (Private)                12%
               (4)    Thiele Kaolin (Private)             11%

These companies are well financed, have plants and their own production and are established in the market-place. We will have to compete with these companies' products.

Our Competitive Position Within the Industry

        Our ability to break into the kaolin industry and to compete with entrenched companies depends on a number of factors:

        o       The high quality of the Utah kaolin.

        o       Cheaper processing costs.

        o       Lower capital costs to get into business.

        o The strategic location of the Utah deposits relative to the West Coast markets.

        o       The large, diverse market for the kaolin products.

        The   products   made   from  the   kaolin   from  Utah  must  meet  the
characteristics of the clay from Georgia. Over the years, Georgia clay has set the standards for the industry.

        Georgia clay fundamentally differs from Utah clay. Georgia clay is found in sedimentary deposits from ancient inland seas. The feldspar source rock eroded as the Appalachian Mountains eroded and was deposited in shallow layers in sedimentary beds. For every foot of kaolin, there is an average of nine feet of overburden that must be removed. There is organic material mixed in the clay that gives it a brown-orange color in the ground. The measure of brightness is 50 to 70 directly from the ground. The natural undertone is tan. To the eye, this detracts from the brightness. However, one advantage of Georgia clay is that the particle size is small because of the erosion.

        The processing that Georgia clay requires is more involved than is the case with Utah clay, because it has to increase the brightness of the clay and eliminate the contaminates (degritting). First, the clay is slurried or "blunged" at the mine site. It is then piped to the plant. It goes through a large electro-magnet to eliminate some of the iron compounds that color the ore. It then has to go through a chemical leaching process to increase the brightness. The kaolin is separated from the solution on large rotary filters. The wet kaolin is sent to an apron dryer and then a pulverizer. It is now ready for the calciner or the bagger. This is a much more involved and costly process than is the case with Utah clay. The initial capital cost for Georgia clay is significantly more than that of a comparable plant to process Utah clay.

        The lower capital outlay and the significant, ongoing, process cost savings are a distinct advantage for the Utah kaolin.

        And, then, the proximity of our deposits to the West Coast markets gives us an advantage in freight costs.

Source and Availability of Raw Materials

        Our leases will produce the raw material.

Dependence on One or a Few Major Customers

        There are many markets that can be targeted by the products of Utah Clay. In each of these markets there are a number of potential customers. Our independent distributors will help Utah Clay reach out to these customers without a large marketing budget. We do not anticipate becoming dependent on one or a few major customers.

Patents

        Utah Clay has no patents. Our primary advantage over competitors is the fact that we either own or have leased the great majority of the Utah deposits of kaolin clay.

Government Approval of Principal Products

        There is no need to obtain government approval to sell kaolin and kaolin products. The mining leases of the company, owned or under option to lease, are leases of lands owned by the U.S. Government or the State of Utah. Annual rentals of $100 a claim for the federal mining claims must be paid to the Bureau of Land

Management. The annual lease payment to the State of Utah totals $3,406 for the six leases.

Government Regulations

        The  permitting  of  exploration  work  and  mining  activities  on U.S.
Government leases in Utah is subject to federal regulations that are administered by the Utah State Division of Oil, Gas and Mining. A five-acre small miner's permit can be obtained to cover a tract of disturbed ground no larger than five acres. No reclamation bond need be posted for such a permit, although reclamation of the mining sites is required. Mining permits to cover larger tracts do require reclamation bonds. Because the kaolin veins on our White Mountain and Oro Blanco leases are 75 to 100 feet thick, we believe we can conduct our mining operations with small miner's permits.

        The sites of White Mountain and Oro Blanco have been surveyed for sensitive plant species. The survey was conducted by a certified environmental firm retained by the company. No sensitive species were found on either site.

        Processing facilities for our kaolin require air quality permits that are issued by the Utah Division of Air Quality, which administers regulations of the Environmental Protection Agency. We have no processing plant at this time, but the processing plants we will use do have the necessary air quality permits.

Research and Development

        We have spent approximately $50,000 on research and development in the last two years.

Costs and Effects of Complying with Environmental Laws

        There are costs involved in complying with environmental laws in the mining of kaolin. Mine sites are required to be reclaimed after the ore is extracted. Reclamation involves recovering the mine site and seeding and growing a cover unless the area is arid.
Then costs are included in the mining plan.

        Any plant that processes kaolin must obtain air quality permits. The major factor for air quality is the small particle dust created in the grinding process. Since this dust is a desirable end product, the cost of providing bag houses and other devices to capture this dust provides its own rewards.

Employees

        We have two full time employees and no part time employees.

Reports to Security Holders

        We will file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Utah Clay is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                               PLAN OF OPERATIONS

        While we have performed some mining of our ore deposits and have on occasion contracted the processing of the ore at a nearby processing plant, this processing plant is not configured to completely process the ore. We are evaluating several plants with the goal of purchasing one of them and having it process kaolin for us within the next twelve months. The purchase price of such a plant should be in the range of $2.5 to $3.0 million.

        Any of the plants we are evaluating could begin to process the kaolin into a partial slate of products with little modification. The addition of a fine grinding jet mill and a calciner for an additional $2.0 million would allow us to produce a full slate of products for the paint industry.

        In this regard, we are already having discussions with some of our Salt Lake City friends who are potential investors in our company once we become subject to the reporting requirements of the Securities Exchange Act of 1934. This prospectus is part of a registration statement that, when effective at the Securities and Exchange Commission, subjects us to these reporting requirements.


        The cost of a new processing plant to be placed near our mines would be approximately $12 million. It would take 18 to 24 months to put it into operation. Should we be able to raise the additional capital to purchase a new plant, we would do so, but our first priority would be to buy an existing plant.

Working Capital Requirements

        We need little working capital to execute our day-to-day plan of operations for the next twelve months. Most of the past compensation for services performed for the company by its employees and consultants has been in the form of shares of common stock.

        We have received commitments for the working capital for day-to-day operations for the next twelve months. However, this commitment is not sufficient to execute our full business plan without raising additional funds in the next twelve months.

Product Research and Development During the Next Twelve Months

        Subject to the availability of funds, we propose to perform approximately $50,000 in research and development during the next twelve months in an effort to determine the best calcination parameters for processing kaolin for use in cement. We have been working with an industry partner with regard to the use of partially calcined kaolin in cement. The addition of partially calcined Utah kaolin to high strength cement makes the cement more reactive and it sets faster. This saving of time on construction projects reduces the contractor's costs. Industry requirements for partially calcined kaolin is large and growing.

Additional Employees

        Should we raise the capital needed to purchase a processing plant, we would expect to hire ten employees to operate the plant and three employees to perform administrative and marketing work.

                             DESCRIPTION OF PROPERTY

     We have mining leases to extract minerals from mining claims in the White Mountain area and the Oro Blanco area in western Utah. We have options to acquire mining leases to extract minerals from mining claims in the Koosharem area and the Kimberly area in central Utah and in the Topaz area in western Utah.

Location and Means of Access to the Properties

     White  Mountain  Claims.  The White  Mountain  claims are located in Beaver
     -----------------------
County, Utah approximately 25 miles west of Milford, Utah. Forty-one federal placer and lode claims are located in Sections 4-10 in Township 29 South, Range 13 West and in Sections 1 and 12 in Township 29 South, Range 14 West.

     Access to the area is provided by county gravel roads and unimproved, Bureau of Land Management ("BLM") roads. Limited upgrade of the BLM roads would be necessary to bring mining equipment to the White Mountain site.

     Oro Blanco Claims.  The Oro Blanco claims are located six miles west of the
     -----------------
White Mountain claims in Beaver County, Utah. Ninety-one federal placer and lode claims and six Utah State mineral leases covering these deposits are located in Sections 13- 15, 21-24, 25-28, 32 and 34-36 in Township 29 South, Range 15 West and in Sections 1-3 and 10, 11 and 18 in Township 30 South, Range 15 West.

     Access to the property is provided by county roads and unimproved BLM roads. Limited upgrades of the BLM roads would be necessary to bring mining equipment to the Oro Blanco site.

     Koosharem  Claims.  The  Koosharem  claims are  located in Piute and Sevier
     -----------------
Counties, Utah. Twelve unpatented federal placer and lode claims are located on lands managed by the National Forest Service in Townships 26 and 27 South, Ranges 1 and 2 West.

     Access to the area is provided by BLM roads. There is another mining operation currently in operation adjacent to the deposit, and the road is suitable for mining equipment.

     Kimberly Claims.  The  Kimberly claims  are located in Sevier County, Utah.
     ---------------
Twenty-six unpatented federal placer and lode claims are located on lands managed by the National Forest Service in Township 26 South, Range 4.5 West.

     Access to the site is provided by unimproved Forest Service roads. Limited upgrade of the roads would be necessary to bring mining equipment to the site.

     Topaz  Claims.   The  Topaz  claims  are  located  in  Juab  County,   Utah
     -------------
approximately 40 miles west of Delta, Utah. Twenty-six federal placer and lode claims are located on lands managed by the National Forest Service in Township 13 South, Ranges 10, 11 and 12 West and Township 14 South, Range 11 West.

     Access to the area is provided by county gravel roads and unimproved BLM roads. Limited upgrades to the BLM roads would be required to bring mining equipment to the site.

Description of Our Title

     White Mountain Claims.  The lode mining claims are reserved from the BLM in
     ---------------------
the name of Don and Anola Fullmer, who are unaffiliated with our company.

     The Fullmers have granted a mining lease to Dennis S. Engh and Daniel H. Engh. Dennis Engh is president and a director of Utah Clay, and Daniel Engh is a vice president and director of Utah Clay.

     This lease from the Fullmers provides for an annual $5,000 minimum lease payment and a minimum production requirement of 6,000 tons a year starting in 2005. There is a $2.50 per ton production royalty payment with a Consumer Price Index annual escalator clause on the royalty. The lease also requires the payment of all annual fees to the BLM to maintain the claims.

     The lease expires March 15, 2005, unless commercial production of at least 5,000 tons a year is being obtained from any or all of the claims subject to the lease. The lease extends perpetually thereafter if the production minimums are met. The Engh Family has incorporated the Fullmer lease with their own placer claims into one lease assigned to Utah Clay as described below.

     The White Mountain placer claims are held by the Engh family, who have granted a mining lease to Utah Clay. These persons include Dennis and Judith Engh, husband and wife; Daniel H. and Connie Engh, husband and wife; Darin D. Engh, and Holly Engh Kingdon (the "Engh Family"). Dennis Engh is president and a director of Utah Clay, the brother of Daniel Engh and the father of Darin Engh and Holly Engh Kingdon. Daniel Engh is a vice president and a director of Utah Clay. Darin Engh is a director of Utah Clay.

     The Engh Family lease provides for a $5,000 minimum annual lease payment to the Enghs or a $2.50 a ton production royalty payment with a Consumer Price Index escalation clause, whichever is greater, a three percent royalty payment on the gross value of all ores taken from the property, and the payment of all fees required to maintain the claims with the BLM. In addition, all the terms of the Engh lease with the Fullmers for the lode claims must be met by Utah Clay.

     The term of the Engh Family lease is March 27, 2004 and thereafter as long as commercial production is obtained.

     Oro Blanco  Claims.  These 91 federal  lode and placer  claims and six Utah
     ------------------
State mineral leases are all held by the Engh family. A 5.5 percent production royalty on ores taken from the six state leases must be paid to the State of Utah.

     The Engh family has granted a lease on these properties to Utah Clay. Utah Clay is to pay all fees to the BLM to maintain the claims and a $5,000 minimum annual lease payment to the Enghs or a $2.50 a ton production royalty payment with a Consumer Price Index escalation clause, whichever is greater, and a production royalty of three percent on the gross value of the ores taken from the property. The term of the lease is March 27, 2004, and as long thereafter as commercial production is maintained.

        Koosharem, Kimberly and Topaz Claims. These claims are all reserved from
        ------------------------------------
the BLM in the name of Don and Anola Fullmer, who are unaffiliated with our company. The Fullmers have granted leases on the claims to Daniel and Dennis Engh, whose affiliation with Utah Clay is described above . Daniel and Dennis Engh have granted options to Kaolin of the West, LLC, for it to obtain an assignment of the leases. The members and owners of Kaolin of the West, LLC, are Dennis S. Engh, Daniel H. Engh, Thomas F. Harrison and Carmen J. (Tony) Lotito.

        The royalty payments for the leases are identical to those of the White Mountain mining claims, including the royalty payments to the Enghs and the Fullmers.

        Each of the three options expires March 27, 2004. A payment of $10,000 for each option - $5,000 to the Fullmers and $5,000 to the Enghs - must be paid by June 10 of each year to extend the options past that date as well as the payment of all federal and state rentals, taxes and other payments associated with the mining claims. To exercise each option, Utah Clay must pay to the owners of Kaolin of the West, LLC, in cash or in common stock of the company, an amount of cash or common stock equal to the fair market value of the premises subject to the optioned leases. The fair market value will be determined by reference to an evaluation of any kaolin reserves as determined by an independent engineer.

        The mining claims of the three leases under option to the company expire on March 27, 2004 unless by such date commercial production of at least 5,000 tons a year is being obtained from any or all of the claims subject to each of the leases. Once the required level of commercial production has been obtained, the term of each lease is extended for so long as the production requirement is met.

History of Operations

    White Mountain.  Earth Sciences  conducted some exploratory  drilling in the
    --------------
White Mountain area in the 1960s. Earth Sciences was a consortium of companies that was looking for commercial deposits of alunite. They found alunite and associated deposits of kaolin by rotary percussion drilling. Data for these holes is not available.

     Buena Vista Mining drilled seven holes in the White Mountain lease area in 1992. The core was stored and is available for chemical and brightness analysis.

     Utah Clay has a test pit that reveals high brightness kaolin exposed at the surface. Samples have been taken from the pit to test the kaolin for use in paints and other industries.

     Neither proven nor probable reserves have been established.

     Oro Blanco. Earth Sciences conducted extensive  exploration for molybdenum,
     ----------
uranium, gold and flouite in the Oro Blanco region of the Oro Blanco Mountains in the 1970s and 1980s. Earth Sciences drilled 241 core and rotary holes in the area subject to our claims. They found deposits of both kaolin and alunite. Most of this drilling was done on the west side of the deposit where a 165 million short ton deposit of 14 percent alunite was defined. The drilling also defined zones of strong kaolinite alteration surrounding the alunite deposits.

     Fire Clay Minerals, Inc. next drilled 104 core holes in the area subject to our placer claims, the holes totaling 10,982 feet and defining a deposit of high brightness kaolin and alunite.

     An area of 130 by 300 feet was stripped of overburden to expose a kaolin deposit. Samples have been taken from this area to test for brightness and chemistry.

     Neither proven nor probable reserves have been established.

     Koosharem and Kimberly Claims. There have been no significant operations on
     -----------------------------
these claims other than the annual assessment work on the perceived deposits.

     Topaz Claims.  Utah Clay  conducted a limited drilling program on the Topaz
     ------------
claims  property  in  1995.   Evidence of  a certain  form  of  kaolite,  called
halloysite, was found.  Drilling was not sufficient to prove any reserves.

Present Condition of the Properties

     White Mountain.  White Mountain has an open pit and the seven test holes on
     --------------
the deposit drilled by Buena Vista.

     Our plan for development includes re-analyzing the core holes that were drilled. This analysis will cover the brightness, alteration minerals, percent of alteration and color along with other tests. A new drilling program is planned. First, holes will be drilled on 200-foot spacing to define the areas of greatest shallow, high brightness kaolinite. The next phase of drilling will concentrate on the highest potential areas found in the first holes. The spacing will be 100 feet. If the beds of kaolin are consistent and continuous, this will give indicated and possibly measured reserves. Closer spacing of drill holes will be necessary if the beds are not continuous. The holes will be drilled to 150 feet. The drilling will commence outward from the test pit where a previous hole encountered 136 feet of white kaolin. Brightness, color and specific gravity test will be conducted on the cores.

     Oro Blanco. We plan to drill confirmation holes next to six or seven of the
     ----------
original holes in order to confirm the cores of the original holes. Should confirmation be obtained, this should allow the results of the earlier drilling program to be assumed to be correct.

     The cores will have to be re-tested for brightness and color. Density tests will also be run.

     A drilling program similar to that planned for White Mountain is contemplated. There was an indication from the previous program that a promising trend of kaolin continues to the east past where the previous drilling program stopped.

     Koosharem, Kimberly and Topaz Claims.  We have no present  proposed program
     ------------------------------------
of exploration on these properties subject to our options to acquire.   They are
without known reserves.

Plant and Equipment

     There is no plant or equipment at any of the sites of the mining claims.

     Power can be supplied to the White Mountain site from Utah Power & Light's grid four miles to the east. Power can be supplied to the Oro Blanco site from Utah Power & Light's grid ten miles to the east.

Rock Formations and Mineralizations

     White  Mountain.  Kaolinite  and alunite  occur in the lower and upper tuff
     ---------------
members of an unnamed volcanic formation. These minerals have formed where acid rich hydrothermal fluids have strongly altered the tuffs. Strong kaolinite and alunite alteration are present for two miles along east-west faults. Local centers of strong kaolinite or alunite alteration occur where north-northwest fault zones intersect the main east-west structural features. Individual centers of alteration are from 250 to 500 feet wide and elongated up to 2,000 feet along its principal fault "feeder" system. Alteration zoning consists of alunite with kaolinite in the core, grading outward to strongly kaolinized tuff then kaolinized tuff with disseminated hematite.

     Oro Blanco.   The  geology is  similar to  that at  White Mountain, but the
     ----------
alteration is more complex.

     Koosharem,  Kimberly  and  Topaz  Claims.  Each of these  areas  shows  the
     ----------------------------------------
hydrothermal alteration of volcanic tuffs. The geology has not been studied in sufficient detail to describe it accurately.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 1998 the company issued 2,100,774 shares of its common stock at $0.18 a share to the following officers and directors of the company, persons owning more than five percent of any class of security of the company, or to members of their immediate family:

                              Relationship        No. of Shares
     Person                  to the Company         Issued(1)   Consideration(2)
-----------------------  -----------------------  ------------- ----------------

Della Engh                Mother of Dennis and       823,333           $148,200
                          Daniel Engh

Dennis S. Engh            President and Director     581,900            104,742



Carmen J. (Tony) Lotito   Director of Marketing      332,659             59,879
                          and Director

Thomas F. Harrison        Vice President and         135,872             24,467
                          Director

Daniel H. Engh            Vice President and         227,010             40,862
                                                   ---------           --------
                          Director
                                                   2,100,774           $378,150

-------------------------

(1) The shares issued were valued at $0.18 a share, the bid price of the common stock at the time the shares were issued.

(2) The consideration received by the company was the cancellation of debt in the indicated amounts owed by the company to each of the named persons. The debts arose from loans of money made to the company by the named persons or from unpaid salaries owed to the named persons. The debt owed to Della Engh arose entirely from loans of money she made to the company. The debts owed to the other four persons arose primarily from unpaid compensation for their services but also from unreimbursed expenditures they each made on behalf of the company.

        On December 27, 1999 the company issued 17,739,500 shares of its common stock as the purchase price for an assignment of the Oro Blanco mining lease. The shares were valued at $0.001 a share for a total purchase price of $17,739.50. At the time of the purchase, the company's common stock had not traded in the over-the-counter market for several weeks, and the stockholders' capital in the company was impaired. The seller of the Oro Blanco lease was Utah Kaolin Corporation, an affiliate of our company by reason of common directors of the two companies and by reason of common control of the two companies through majority ownership of the voting stock of each company by the directors of the two companies.

        The following persons received from Utah Kaolin Corporation, by way of distribution, the following number of shares of common stock as a result of this transaction:

                                                                        No. of
  Person                   Relationship to the Company             Shares Issued
  ------                   ---------------------------             -------------
Dennis S. Engh             President and Director                     3,979,297

Daniel H. Engh             Vice President and Director                3,979,297

Thomas F. Harrison         Vice President and Director                3,869,666

Carmen J. (Tony) Lotito    Director of Marketing and Director         1,984,833

Marilyn C. Kenan,          Spouse of Thomas J. Kenan,                   650,194
Trustee of the Marilyn     securities law counsel to the
C. Kenan Trust             company

Dorcas Ardella Engh        Mother of Dennis S. Engh and                 850,000
                           Daniel H. Engh

Sherie S. Adams           Legal Assistant to Thomas J.                   10,000
                          Kenan, securities law counsel to
                          the company

Robert N. Nelson and      Brother-in-law and sister of                1,300,000
Jeanette E. Nelson, TTEE  Dennis S. Engh and Daniel H. Engh,
FBO Nelson Family         and uncle and aunt to Darin Engh
Revocable Trust UAD 2-
28-91

Raymond and Olga Nelson   Son and daughter-in-law of Robert             200,000
                          N. Nelson and Jeanette E. Nelson

Jack Nelson               Son of Robert N. and Jeanette E.              100,000
                          Nelson

Kendrick O. Morrison      None (non-affiliated shareholder)             816,213



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock is quoted on the OTC Bulletin Board under the stock symbol "UTCLE". The high and low bid information for the stock during 1998 and 1999 is set forth below. The information was obtained from the OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:


               Calendar
               Quarter                    High                 Low
               -------                    ----                 ---

               1998:
                    1st Qtr               2.125                1.75
                    2nd Qtr               2.0625               1.625
                    3rd Qtr               1.875                1.3125
                    4th Qtr               1.53125              0.125

               1999:
                    1st Qtr               0.3438               0.1600
                    2nd Qtr               0.8438               0.1875
                    3rd Qtr               0.6250               0.1300
                    4th Qtr               0.5000               0.1875


Holders.  There  are  approximately  200  holders of record of our common stock.
-------
There are three holders of record of our Series A Preferred Stock, for which there is no trading market.

Dividends.  No cash dividends  have been declared  during the last two years for
---------
either the common stock or the Series A Preferred Stock. There are no restrictions that limit the ability of the company to pay dividends on the common stock or that are likely to do so in the future other than the requirement that dividends be paid first to the holders of the company's preferred stock.

                             PENNY STOCK REGULATIONS

        Our common stock presently trades on the OTC Bulletin Board at a price less than $5 a share and is subject to the rules governing "penny stocks."

        A "penny stock" is any stock that:

        o    sells for less than $5 a share,

        o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

        o is not a stock of a "substantial issuer. "Utah Clay Technology is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

        There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

        Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

        After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

        Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

        The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

        The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

        o       transactions not recommended by the broker-dealer,

        o       sales to institutional accredited investors,

        o sales to "established customers" of the broker-dealer persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

        o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

        Another Commission rule - the Penny Stock Disclosure Rule requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

Effects of the Rule

        The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

        Our common stock likely will continue to trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

Potential De-Listing of Common Stock

        Our common stock may be de-listed from the OTC Bulletin Board. NASD Eligibility Rule 6530 issued on January 4, 1999, states that issuers that do not make current filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 are ineligible for listing on the OTC Bulletin Board. Issuers who are not current with such filings are subject to de-listing according to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999. Our trading symbol on January 4, 1999 was UTCL. Under the phase-in schedule, our common stock is subject to de-listing on May 3, 2000. On April 7, 2000 our common stock trading symbol will be changed to UTCLE if we are not current in filing reports by that date.

                             EXECUTIVE COMPENSATION

        No executive officer of the company has received total compensation in any of the last three years that exceeds $100,000. Dennis S. Engh, the president of the company, received compensation for the last three years as follows:

                                                            Amount of Bonus and
                                 Amount of Direct               All Forms of
       Person                     Compensation             Non-Cash Compensation
       ------                    ----------------          ---------------------
Dennis S. Engh, President:
     1999                            $72,000                        0

     1998                            $72,000                        0

     1997                            $72,000                        0


Stock Options. We have adopted a 2000 Stock Option Plan, the major provisions of
-------------
which Plan are as follows:

        Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options.

Directors.  There are no arrangements pursuant to which directors of the company
---------
are compensated for their services as a director.

Employment Contracts. The company has no employment contracts with any person or
--------------------
any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

        The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

                                  LEGAL MATTERS

        Thomas J. Kenan, Esq., of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer, sale and issuance of the shares offered herein.

                             ADDITIONAL INFORMATION

        The company will furnish its shareholders with annual reports containing audited financial information, reported upon by independent public accountants. The company shall also furnish quarterly reports for the first three quarters of each year containing unaudited financial information.

                              FINANCIAL STATEMENTS

        The following financial statements are included as part of this prospectus:

                                                                           Page
                                                                           ----

Independent Auditors' Report ...........................................    F-1

Balance Sheets December 31, 1999 and 1998 ..............................    F-2

Statements of Operations
        Year ended December 31, 1999 and 1998, and
        cumulative from inception (March 1, 1994)
        to December 31, 1999 ...........................................    F-4

Statements of Changes in Stockholders' Deficit
        From inception (March 1, 1994) to
        December 31, 1999 ..............................................    F-5

Statements of Cash Flows
        Year ended December 31, 1999; year ended December 31, 1998; and cumulative from inception (March 1, 1994) to
        December 31, 1999 ..............................................    F-7

Notes to Financial Statements ..........................................    F-9

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Stockholders and Board of Directors
Utah Clay Technology, Inc.

        We have audited the accompanying balance sheets of Utah Clay Technology, Inc. (An exploration stage company) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1999 and 1998, and for the period from inception (March 1, 1994) to December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and singnificant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utah Clay Technology, Inc. (An Exploration Stage company) as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, and for the period from inception (March 1, 1994) to December 31, 1999, in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 11 to the financial statements, the company has suffered losses from operations and remains in the Exploration stage. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainly.



                                             /s/ Kabani & Company, Inc.
                                             -----------------------------------
                                             Kabani & Company, Inc.

Fountain Valley, California
March 17, 2000

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                                 BALANCE SHEETS
                            December 31, 1999 & 1998



                                     ASSETS
                                     ------

                                                        1999            1998
                                                        ----            ----


Current Assets
  Cash                                               $      640     $      208
  Receivables                                               350            100
  Inventory                                              21,568         21,568
                                                     ----------     ----------

        Total Current Assets                             22,558         21,876

Properties & Equipment
  Laboratory equipment                                    2,484          2,484
  Machine design & configuration                        128,000              -
  Mining leases                                          45,073         27,333
  Mining properties and deferred expenditures         1,091,022      1,026,739
    (Less valuation allowance)                       (1,091,022)    (1,026,739)
                                                     -----------    ----------

        Total Properties & Equipment                    175,557         29,817
                                                     ----------     ----------
                                                     $  198,115     $   51,693
                                                     ==========     ==========







   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                        ( An Exploration Stage Company )
                                 BALANCE SHEETS
                            December 31, 1999 & 1998



                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

                                                        1999            1998
                                                        ----            ----



Current Liabilities                                  $  358,839     $   194,541
  Accounts payable
  Advances payable- officers and directors              328,712         226,394
  Notes payable                                         149,469          25,611
                                                     ----------     -----------

        Total Current Liabilities                       837,020         446,546

Stockholders' Equity  Deficit
  Preferred stock, par value $0.001;
  10,000,000 shares authorized;
  84, 817 shares issued and outstanding                      85              85

  Common stock, par value $0.001;
  30,000,000 shares authorized; 23,331,874
   shares in1999 and 5,592,374 shares in 1998
   issued and Outstanding                                23,332           5,592
  Additional paid-in capital                          1,451,691       1,451,691
  Deficit accumulated during the development stage   (2,114,013)     (1,852,221)
                                                     ----------      ----------
        Total Stockholders' Deficit                    (638,905)       (394,853)
                                                     ----------      ----------
                                                     $  198,115      $   51,693
                                                     ==========      ==========












   The accompanying notes are an integral part of these financial statements.

                            Utah Clay Technology, Inc
                         (An Exploration Stage Company)
                            STATEMENTS OF OPERATIONS




                                                                  Cumulative
                                                                From inception
                                  Year ended December 31,     (March 1, 1994) to
                                  -----------------------
                                   1999             1998       December 31, 1999
                                   ----             ----       -----------------

Revenues                       $        -     $         -         $        -

Expenses:

Mineral lease rentals              64,531          48,608            378,832

Inventory value adjustment              -          37,034             37,034

General and administrative        132,878         242,091            606,433

Valuation allowance - Mining
   properties and deferred
   expenditures                    64,283         213,950          1,091,022
                               ----------     -----------        -----------
Loss before income taxes         (261,692)       (541,683)        (2,113,321)
                               ----------     -----------        -----------

Income taxes                          100             100                692
                               ----------     -----------        -----------

NET LOSS                       $ (261,792)    $  (541,783)       $(2,114,013)
                               ==========     ===========        ===========

Basic and diluted Loss per
    common share               $    (0.04)    $     (0.17)
                               ==========     ===========

Basic and diluted weighted
    average number of common
    shares outstanding          5,835,381       3,127,762
                               ==========     ===========






   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                        ( An Exploration Stage Company )
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
               From Inception (March 1, 1994) to December 31, 1999


                                                                                      Deficit
                                                                                    Accumulated
                                                                       Additional     During
                      Preferred    Stock       Common        Stock       Paid-In    Development
                       Shares      Amount      Shares        Amount      Capital       Stage         Total
                      ---------  ---------  -----------   ----------   ----------   ------------   ----------
Shares issued for
Cash March 1, 1994           -    $   -       5,600,000   $   56,000   $            $              $  56,000

Shares issued for
services March 1,
1994                         -        -      14,400,000      144,000           -                     144,000

Net loss for period
March 1, 1994 to
December 31, 1994            -        -               -            -           -       (105,573)    (105,573)
                      ---------  --------   -----------   ----------   ----------    -----------   ---------

Balance December
31, 1994                     -         -     20,000,000      200,000           -       (105,573)      94,427

Net loss for the
year ended December
31, 1995                     -         -              -            -           -       (672,267)    (672,267)
                      ---------  --------   -----------   ----------   ----------     ----------   ---------
Balance December
31, 1995                     -         -     20,000,000      200,000           -       (777,840)    (577,840)

1 for 10 reverse
split September 30,
1996                         -         -    (18,000,000)    (180,000)    180,000              -            -

Change of par
value to $0.001              -         -              -     ( 18,000)     18,000              -            -

Preferred stock
issued to related
parties for
cancellation of
debt September 30,
1996                    84,817        85             -            -      424,000              -      424,085

Shares issued for
services in 1996             -         -       265,000          265       48,200              -       48,465

Net loss for the
year ended December
31, 1996                     -         -             -            -            -       (153,669)    (153,669)
                      ---------  --------   -----------   ----------   ----------     ----------    --------

Balance December
31, 1996                84,817        85     2,265,000        2,265      670,200       (931,509)    (258,959)

Shares issued for
cash in 1997                 -         -       100,000          100      199,900              -      200,000


   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
           STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED)
               From Inception (March 1, 1994) to December 31, 1999

                                                                                     Deficit
                                                                                    Accumulated
                                                                       Additional     During
                      Preferred    Stock       Common        Stock      Paid-In     Development
                       Shares      Amount      Shares       Amount      Capital        Stage         Total
                      ---------   --------   ----------   ----------   ----------   -----------   ----------


Shares issued for
debt cancellation
in 1997                      -    $     -      165,000     $    165    $    (165)    $      -     $       -

Net loss for the
year ended December
31, 1997                     -          -            -            -            -      (378,929)    (378,929)
                      ---------   --------   ----------   ----------   ----------   -----------   ---------

Balance December
31, 1997                84,817         85    2,530,000        2,530      869,935    (1,310,438)    (437,888)

Shares issued for
outstanding
Warrants                     -          -      389,600          389      103,634             -      104,023

Shares issued for
debt cancellation
In 1998                      -          -    2,100,774        2,101      376,049             -      378,150

Shares issued for
services in 1998             -          -      572,000          572      102,073             -      102,645

Net loss for the
year ended December
31, 1998                                -            -            -            -      (541,783)    (541,783)
                      ---------   --------   ----------   ----------   ----------   ----------   ----------

Balance December
31, 1998                84,817         85    5,592,374        5,592    1,451,691    (1,852,221)    (394,853)

Shares issued for
mining lease                 -         -    17,739,500       17,740            -             -       17,740

Net loss for the
year ended December
31, 1999                     -         -             -            -            -      (261,792)    (261,792)
                      ---------   -------   -----------   ----------   ----------   ----------   ----------

Balance December
31, 1999                84,817    $   85    23,331,874    $   23,332  $1,451,691   $(2,114,013)  $ (638,905)
                      ========    =======   ===========   ==========  ==========   ===========   ==========






   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                                    Cumulative
                                                                  from inception
                                     Year Ended     Year Ended   (March 1, 1994)
                                    December 31,   December 31,  to December 31,
                                        1999           1998           1999
                                    ------------   ------------  ---------------
Cash flows from operating
activities:
Net loss                            $  (261,792)   $  (541,783)  $   (2,114,013)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Issuance of common stock for
  services                                    -        102,645          295,110
  Inventory valuation adjustment              -         37,034           37,034
  Valuation allowance-mining
  properties and deferred
  expenditures                           64,283        213,950        1,091,022
  (Increase) in receivables                (250)          (100)            (350)
  (Increase) in inventory                     -        (48,627)         (58,602)
  Increase in Accounts payable          164,298         67,600          507,039
                                     ----------    -----------   ---------------
  Net cash used in operating
  activities                            (33,461)      (169,281)        (242,760)

Cash flows from investing activities:
  Mining properties and deferred
  expenditures                          (64,283)      (213,950)      (1,091,022)
  Mining leases                               -              -          (27,333)
  Machine design & configuration       (128,000)             -         (130,484)
                                     ----------    -----------    -------------
  Net cash used in investing
  activities                           (192,283)      (213,950)      (1,248,839)

Cash flows from financing activities:
  Net proceeds from advances
  by officers/directors                 102,318        246,856          982,747
  Proceeds from notes payable           123,858         25,611          149,469
  Issuance of shares                          -        104,023          360,023
                                     ----------    -----------   --------------

  Net cash provided by financing
  activities:                           226,176        376,490        1,492,239

Net increase (decrease) in cash &
  cash equivalent                           432         (6,741)             640
Cash & cash equivalent - beginning
  of period                                 208          6,949                -
                                     ----------   ------------   --------------

Cash at end of period                $      640   $        208   $          640
                                     ==========   ============   ==============


   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                      STATEMENTS OF CASH FLOWS (CONTINUED)




                                                                    Cumulative
                                                                  from inception
                                     Year Ended     Year Ended   (March 1, 1994)
                                    December 31,   December 31,  to December 31,
                                        1999           1998           1999
                                    ------------   ------------  ---------------

Supplemental disclosures:

Cash paid during the period for:

  Interest                           $    4,802     $    2,149      $     6,951
                                     ==========     ==========      ===========

  Income tax                         $      300     $      250      $       850
                                     ==========     ==========      ===========

Non-cash investing and financing
activities:

  Issuance of common stock for
  services                           $        -     $  102,645      $   295,110
                                     ==========     ==========      ===========

  Issuance of preferred stock
  for debt                           $        -     $        -      $   424,085
                                     ==========     ===========     ===========

  Issuance of common stock for
  acquisition of
    Mining rights                    $   17,740     $        -      $    17,740
                                     ==========     ===========     ===========

  Issuance of common stock against
  cancellation of debt - Advances
  and accrued expenses               $        -     $  378,150      $   802,235
                                     ==========     ===========     ===========







   The accompanying notes are an integral part of these financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


Note 1- Summary of significant accounting policies

Organization and nature of operations

          Utah Clay Technology, Inc. (the "Company"), a Utah corporation, was incorporated on March 1, 1994. The planned operations of the Company are to engage in mining, processing and marketing of minerals. For the period from inception (March 1, 1994) to December 31, 1999 the Company had no revenues. The Company is classified as An Exploration stage company because its principal activities involve obtaining the capital necessary to execute its strategic business plan.

Cash and cash equivalents

          The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Issuance of share for services

          Valuation of shares for services is based on the fair market value of services.

Use of estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

          The inventory consists of mining, grinding and hauling costs of processed Kaolin, an industrial mineral. Inventory is valued utilizing the lower of cost or market value determined on First-in First-out (FIFO) valuation method. On December 31, 1998, an adjustment of $37,034 was made to reduce the value of inventory to bring it at the market value of the inventory.

Equipment and mining properties

          Equipment is recorded at cost. The Company has adopted the straight-line method in computing depreciation for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provision for depreciation will be

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


computed principally in accordance with the following ranges of asset lives: laboratory equipment- 3 to 5 years; processing equipment- 3 to 10 years. Equipment was acquired and set up in late, 1997. No depreciation expense has been recorded in the financial statements as the company is yet to use any of its equipment and mining properties. (See Note 4).

Reclassifications

          Certain items in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current years' presentation. These reclassifications have no effect on the previously reported income (loss).

Income taxes

          Deferred income  tax assets and liabilities  are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Basic and diluted net loss per share

          Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

          In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


and earnings per share would have been had the company adopted the new fair value method. The company adopted this standard in 1998 and the implementation of this standard did not have any impact on its financial statements.

Fair value of financial instruments

          Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Comprehensive income

          Statement of financial accounting standards No. 130, Reporting comprehensive income (SFAS No. 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity, except those resulting resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statements that is displayed with the same prominence as other financial statements. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements.

Reporting segments

          Statement of financial accounting standards No. 131, Disclosures about segments of am enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


Pension and other benefits

          In February 1998, the Financing accounting standards board issued statement of financial accounting standards No. 132, Employers' disclosures about pension and other post-retirement benefits (SFAS No. 132), which standardizes the disclosures requirements for pension and other post-retirement benefits. The company adopted this standard in 1998 and the implementation of this standard did not have any impact on its financial statements.

Accounting for the costs of computer software developed or obtained for internal use

          In March 1998, the Accounting standards executive committee of the American institute of certified public accountants (ASEC of AICPA) issued Statement of position (SOP) No. 98-1, "Accounting for the costs of computer software developed or obtained for internal use", effective for fiscal years beginning after December 15, 1998. SOP N0. 98-1 requires that certain costs of computer software developed or obtained for internal use be continued capitalized and amortized over the useful life of the related software . The company adopted this standard in fiscal 1999 and the implementation of this standard did not have a material impact on its financial statements.

Costs of start-up activities

          In April 1998, the ASEC of AICPA issued SOP No. 98-5, "Reporting on the costs of start-up activities", effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. The company adopted this standard in fiscal 1999 and the implementation of this standard did not have a material impact on its financial statements.

Accounting developments

          In June 1998, the No. 133, "Accounting for derivative instruments and hedging activities", effective for fiscal years beginning after June 15, 1999, which has deferred to June 30, 2000 by publishing of SFAS No. 137. SFAS
No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement requires that an entity recognize all derivative as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The company does not expect that the adoption of this standard will have a material impact on its financial statements.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


Note 2-  Income taxes

          Since the Company has not generated taxable income since inception, no provision for income taxes has been provided (other than minimum franchise taxes paid to the State of Utah). Differences between income tax benefits computed at the federal statutory rate and reported income taxes for 1999 and 1998 are primarily attributable to the valuation allowance for net operating losses
(NOL) and other permanent differences. The net deferred tax (benefit) due to NOL carried forward, as of December 31, 1999 and 1998, consisted of the following:

                                                       1999              1998
                                                       ----              ----
Deferred tax asset                                  $  418,389       $  313,672
Deferred tax asset valuation allowance                (418,389)        (313,672)
  Balance as of December 31                         $        -       $        -
                                                    ==========       ==========

          A summary of Net operating losses carried forward and their expiration date is as follows:

                             Year of Expiration             Net Operating Losses
                             ------------------             --------------------
                                           2009                  $   105,573
                                           2010                       79,963
                                           2011                      112,380
                                           2012                      199,733
                                           2013                      286,532
                                           2014                      261,792
                                          -----                  -----------
                                          Total                  $ 1,045,973
                                          =====                  ============


Note 3-  An exploration stage company

          An exploration stage company is one for which principal operations of mining have not commenced or principal operations have generated an insignificant amount of revenue. Management of an exploration stage company devotes most of its activities in conducting exploratory mining operations. Operating losses have been incurred through December 31, 1999, and the Company continues to use, rather than provide, working capital in this operation. Although management believes that it is pursuing a course of action that will provide successful future operations, the outcome of these matters is uncertain.

Note 4- Mining Properties and deferred expenditures and related valuation allowance

          Management and other shareholders formed the Company to obtain the necessary financing to mine, explore, develop, operate and sell kaolin. The Company owns two mining lease (including acquisition of a mining lease in December 1999) and has options

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


to acquire three other mining leases held by founders (these parties are also directors and officers of the Company) of the Company.

          The Company defers all acquisition, Exploration and development costs that relate to specific mineral properties until such time as the mineral properties are brought into production or are sold or abandoned. Costs pertaining to properties developed to the point of production will be amortized over the estimated productive life of the properties. Cost pertaining to properties sold or abandoned will be written off.

          The realization of the costs of mining properties and deferred expenses is dependent upon sales of kaolin on a commercial basis from the reserves of ore bodies. For the period from inception ( March 1, 1994 ) to December 31, 1999 the Company had no revenues. To commence operations, the Company's management believes significant additional equity and debt financing will be required. Therefore, due to uncertainty as to recoverability, a valuation allowance is deducted from the related asset.

Note 5- Accounts payable and accrued expenses

          Accounts payable and accrued expenses as of December 31, 1999 and 1998, consist of the following:

                                                       1999              1998
                                                       ----              ----
    Lease rentals payable                          $   82,571       $    52,906
    Litigation settlement                                   -            40,000
    Legal fees                                         66,249            36,508
    Machine design & configuration                    128,000                 -
    Health Insurance                                   12,343                 -
    Miscellaneous                                      69,676            62,127
                                                   ----------       -----------
                                                   $  358,839       $   191,541
                                                   ==========       ===========


Note 6-Advances payable - Officers & Directors

          Advances payable represents amount payable to officers or directors of the company in lieu of their services or for advances made to the company. In 1998, the company issued common stock against a portion of advances outstanding. The advances payable to officers and directors are unsecured, interest free and due on demand.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


Following is a summary of Advances payable to officers and directors of the company, as of December 31, 1999 and 1998:

Balance as on December 31, 1997                                     $   209,488
Advances from officers and directors during 1998                        287,454
Less: Issuance of 1,277,495 common stock @$0.18 per share              (229,950)
  Repayment of advances in 1998                                         (40,598)
                                                                    -----------
Balance as on December 31, 1998                                         226,394
Advances from officers and directors during 1999                        127,000
Less: Repayment of advances in 1999                                     (24,682)
                                                                    -----------
Balance as on December 31, 1999                                     $   328,712
                                                                    ===========

Note 7-Notes payable

          Notes payable as on December 31, 1999 and 1998 comprised of following:

                                                          1999            1998
                                                          ----            ----

Note payable-Bank, bearing an interest rate of
4 percent over the prime rate (7.75% on 12/31/99
and 8.50% on 12/31/98) and due on demand.              $ 24,005        $ 25,611
Note payable to an  affiliated  company,
unsecured,  interest free and due on demand.             30,464               -
Notes  payable to  individuals  related to
officers of the  company,  bearing an
interest rate of 10% per annum, unsecured
and due on demand                                        50,000               -
Notes  payable to others, bearing an
interest rate of 10% per annum, unsecured
and due on demand                                       20,000               -
Notes payable to others, interest free,
unsecured and due on                                    25,000               -
                                                     ---------        --------
Total                                                $ 149,469        $ 25,611
                                                     =========        ========

Note 8- Preferred Stock

          Effective September 30, 1996, the Company authorized the following transactions:
         (a) Authorization of 10,000,000 shares of preferred Stock at par value of $ 0.001.

         (b) The  Company  issued  to  the  following   officers,  directors and
shareholders in exchange for the cancellation of the debt represented by $424,085 in advances, 84,817 shares of Series A Preferred Stock at $5.00 a share, which stock is entitled to annual dividends

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


of $0.50 a share payable from the earnings of the Company and cumulative if missed, is non-voting and is preferred over the company's common Stock in the event of the liquidation and dissolution of the Company. The Series A Preferred Stock is neither convertible into common Stock nor redeemable at the option of the holder but is redeemable at the option of the company.

                                    Amount of                         Number of
                                       Debt           Price/          Preferred
Name                                Converted         Share            Shares
----                                ---------         -----           ---------
Thomas F. Harrison                  $ 255,185        $ 5.00             51,037
Dennis S. Engh                        168,900        $ 5.00             33,780
                                    ---------        ------             ------
Total                               $ 424,085                           84,817
                                    =========                           ======


Note 9- Litigation

          Utah Clay was a defendant in a lawsuit brought for the recovery of $50,000, interest and attorney fees by Six Way, Inc. and Daniel W. Jacksons Trustee of the MJB Trust. The Company acknowledged the loan made to it by the plaintiffs, which was the basis for the civil action. The claim was settled for $60,000, including interest and litigation costs of $10,000, to be payable by 1999. By December 31, 1999, the whole amount was paid off. The outstanding liability of $40,000 as of December 31, 1998 is included in Accounts payable and accrued expenses.

Note 10- Acquisition of mining lease

          The company acquired a mining lease of Kaolin mineral from an affiliated company for $17,740 on December 27, 1999. The Company issued 17,739,500 shares of common stock @$0.001 per share in lieu of consideration of mining lease.

Note 11-Going Concern uncertainty

          The company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The company incurred a net loss of $2,114,013 for the period from inception (March 1, 1994) to December 31, 1999. The company's current liabilities exceeded its current assets by $814,462 and $424,670 as of December 31, 1999 and 1998, respectively. The company's total liabilities exceeded its total assets by $638,905 and $394,853 as of December 31, 1999 and 1998, respectively. These factors, as well as the uncertain conditions that the company faces in its day-to-day operations, create an uncertainty as to the company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

                           Utah Clay Technology, Inc.
                         (An Exploration Stage Company)
                          Notes to Financial Statements
                           December 31, 1999 and 1998


12- Subsequent events & Commitments

    Lease commitments
          Subsequent to year ended December 31, 1999, the company entered in to five separate lease addendum agreements for mining leases on two properties and option for mining lease on three properties, at $10,000 per year, per property, for next five years through March, 2005. The company also is required to pay to the Bureau of land management, US Department of interior, an amount of $21,000 per year pursuant to their mining lease and option agreement.

     Issuance of shares
          Subsequent to year ended December 31, 1999 the company entered in to various agreements with several parties, whereby, the company issued 1,540,000 shares for $573,000 in consideration for cash, services and cancellation of debt, during the quarter ended March 31, 2000.

     Stock Option
          Subsequent to year ended December 31, 1999 the company has adopted a stock option plan, under which options granted may be "employee incentive stock options" as defined under Section 422 of the Internal revenue code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options. The date of grant of an Option shall, for all purposes, be the date on which the Option Committee makes the determination granting such Option, or such other date as is determined by the Option Committee.




                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

        The general corporation law of Utah and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

Item 25.  Other Expenses of Issuance and Distribution

        The   estimated   expenses  of  this   offering,   other  than  brokers'
commissions, are as follows:
                                                       Estimated
                 Item                                   Amount
        ---------------------                          ---------

        Registration fees                              $     250
        Transfer agent's fees                              1,500
        Printing                                           2,000
        Legal                                             20,000
        Accounting                                        35,000
        EDGAR provider fees                                3,000
                                                        --------

                                                       $  61,750

        The Registrant will pay all the above expenses. The selling security holder will pay none of them.

Item 26.  Recent Sales of Unregistered Securities

        The following information is provided for all securities sold by the Registrant within the past three years without registering the securities under the Securities Act of 1933. All securities were shares of common stock. There were no underwriters involved in the sales.

                                                                 Dollar Value of
                No. of                                 Cash       Other Type of
Date          Shares Sold    Purchasers            Consideration  Consideration
----          -----------    ----------            -------------  -------------
1-12-97 to     265,000(1)    40 persons              $200,000        $165,000
7-16-97
1998:          389,600(1)    9 persons(2)            $104,040               -
               823,333(1)    Della Engh                     -        $148,200(3)
               581,900(1)    Dennis S. Engh                 -         104,742(3)
               332,659(1)    Carmen J. (Tony) Lotito        -          59,879(3)
               135,872(1)    Thomas F. Harrison             -          24,467(3)
               227,010(1)    Daniel H. Engh                 -          40,862(3)



               200,000(1)    Nobel House Financial          -          36,000(4)
                             Services
               300,000(1)    Del Mar Financial              -          54,000(4)
                             Services
                37,000(1)    Investors Advisors             -           6,600(4)
                25,000(1)    S.B. Stocks, U.S.A., Inc.      -             250(4)
                10,000(1)    Strathmore Equities, Inc.      -             100(4)
12-99       17,739,500(5)    Utah Kaolin Corporation        -          17,740

 3-00           80,000(6)    McKay, Burton & Thurman        -          48,305

                10,000(7)    James Groscost                 -           2,600
------------------------

(1) These shares were sold pursuant to the exemption from registration provided by Regulation D, Rule 504 in a public offering. At the time of the sales, the Registrant was not a reporting company or a blank check company. A total of $779,140 was received in cash, cancellation of debt, or services rendered to the Registrant in exchange for all shares sold pursuant to their exemption from registration.

(2) These persons exercised warrants that had been issued in 1997 as part of the Regulation D, Rule 504 offering described in footnote (1) above.

(3) These amounts represent the cancellation of debt owed to the Registrant. The debt to Della Engh represents cash loans made to the Registrant by her. The other cancelled debts represent amounts owed to officers of the Registrant for unpaid compensation for performance of their duties to the Registrant and for reimbursement of outlays of cash they made on behalf of the Registrant. The issuances of stock were made in reliance on the exemption from registration provided by Regulation D, Rule 504. See footnote (1) above.

(4) These amounts represent the value of services rendered to the Registrant by the named entities. The nature of the services was that of financial public relations - increasing the visibility of the Registrant in the financial markets. See footnote (1) above.

(5) These shares were issued to purchase the Oro Blanco mining lease. See "Certain Relationships and Related Transactions" in the Prospectus. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. The purchaser of the shares was an affiliate of the Registrant.

(6) These shares were issued in exchange for legal services provided to Utah Clay over a several year period and were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed.

(7) These shares were issued in exchange for the cancellation of indebtedness of Utah Clay that arose with regard to ore hauling services provided by Mr. Groscost. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed.


Exhibits

        The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                Description of Exhibit
-------               ----------------------

 3(i)          -      Articles of  Incorporation  of  Utah Clay Technology, Inc.
                      and amendments thereto.

 3(ii)         -      Bylaws of Utah Clay Technology, Inc.

 5             -      Opinion  of  Thomas  J.  Kenan  on  the  legality  of  the securities being registered.

 9             -      2000 Stock Option Plan

10.1           -      White  Mountain  mining  lease,  consisting  of  Amendment
                      Agreement of November 9, 1992; Mining Lease dated March 1,
                      1994; Addendum to Mining  Lease dated  March 15, 2000; and
                      Addendum to Mining Lease dated March 27, 2000.

10.2           -      Oro Blanco mining lease, consisting of Mining  Lease dated
                      December 31, 1999.

10.3           -      Kimberly  claims:  Mining Lease Agreement  (Fullmer-Engh), dated  June  19,  1993;  Addendum  to  Fullmer-Engh Mining
                      Lease,  dated March 15, 2000;  Option  (Engh-Kaolin of the
                      West)to Enter Into Mining Lease, dated September 30, 1996;
                      Option (Kaolin of the West-Utah Clay) to Enter Into Mining
                      Lease, dated September 30, 1996, to which is attached an unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27,
                      2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated March 27, 2000.

10.4           -      Koosharem claims:  Mining Lease Agreement  (Fullmer-Engh), dated  June 19,  1993;  Addendum  to  Fullmer-Engh  Mining
                      Lease,  dated March 15,  2000;  Option (Engh-Kaolin of the
                      West)to Enter Into Mining Lease, dated September 30, 1996;
                      Option (Kaolin of the West-Utah Clay) to Enter Into Mining
                      Lease, dated September 30, 1996, to which is attached an unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27,
                      2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated March 27, 2000.


10.5           -      Topaz claims: Mining Lease Agreement (Fullmer-Engh), dated
                      June 19, 1993;  Addendum  to  Fullmer-Engh  Mining  Lease,
                      dated March 15, 2000; Option (Engh-Kaolin of the West)  to
                      Enter Into Mining Lease, dated  September 30, 1996; Option
                      (Kaolin of the West-Utah Clay) to Enter Into Mining Lease,
                      dated  September  30,  1996,  to  which  is  attached   an
                      unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27,
                      2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated March 27, 2000.

23.1           -      Consent of Thomas J. Kenan, to the reference to  him as an attorney who has passed upon certain information contained in the Registration Statement.

23.2           -      Consent of Kabani & Company, Certified Public Accountants,
                      independent auditors of the Registrant.

27             -      Financial Data Schedule.

Item 28.  Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah.

Date:  March 31, 2000                       UTAH CLAY TECHNOLOGY, INC.



                                            By/s/Dennis S. Engh
                                              ----------------------------------
                                              Dennis S. Engh, President, and
                                              individually as a Director


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.



Date:  March 31, 2000                       /s/ Darin D. Engh
                                            ---------------------------------
                                            Darin D. Engh, Treasurer, Secretary
                                            and Director



Date:  March 31, 2000                       /s/ Thomas F. Harrison
                                            ---------------------------------
                                            Thomas F. Harrison, Vice President
                                            and Director



Date:  March 31, 2000                       /s/ Daniel H. Engh
                                            ---------------------------------
                                            Daniel H. Engh, Vice President and
                                            Director



Date:  March 31, 2000                       /s/ Carmen J. (Tony) Lotito
                                            ---------------------------------
                                            Carmen J. (Tony) Lotito, Director
                                            of Marketing and Director

PROSPECTUS DELIVERY OBLIGATION.  All dealers or brokers that effect transactions
------------------------------
in these securities for the selling security holders are required to deliver a Prospectus.